Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-63442, 333-71384, 333-81063 and 333-111364 on Form S-8 of our reports dated September 28, 2010 relating to the consolidated financial statements of Cracker Barrel Old Country Store, Inc., and the effectiveness of Cracker Barrel Old Country Store, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended July 30, 2010.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
September 28, 2010